Exhibit 99.02
Contacts:

Investors:	Media:
EVC Group, Inc.	EVC Group, Inc.
Douglas Sherk,	Steve DiMattia
Jennifer Beugelmans	(646) 277-8706
(415) 896-6820
DIAMOND FOODS DECLARES QUARTERLY DIVIDEND OF $0.03 FOR THE
FIRST QUARTER OF FISCAL 2006
STOCKTON, CA, Dec. 6, 2005—Diamond Foods, Inc. (Nasdaq:DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands, today announced that its Board of Directors has declared a cash dividend for the first quarter of fiscal 2006 of $0.03 per common share, payable on January 5, 2006, to common stockholders of record as of December 20, 2005.
“The Board of Directors is pleased to initiate a cash dividend,” said Michael J. Mendes, Diamond’s President and CEO. “As Diamond Foods continues to execute its growth strategy, we are focused on increasing returns to our shareholders.”
“Safe Harbor” Statement: Statements in this press release relating to Diamond’s expected announcement of its final results and its long-term financial targets are “forward-looking statements” and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Since we conduct a substantial amount of business outside the U.S., we are subject to special risks which could reduce our sales and disrupt supplies, including local economic and political conditions, trade restrictions, changing regulatory requirements, currency rate fluctuations and natural disasters limiting supply of nuts purchased abroad. (7) We expect certain costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K, filed with the SEC, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at (415) 896-6820 or by clicking on Investor Relations on Diamond’s website at www.diamondnuts.com. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands. Diamond’s products include walnuts, pine nuts, pecans, peanuts, macadamia nuts, hazelnuts, cashews, Brazil nuts and almonds.